LYONDELLBASELL INDUSTRIES AF S.C.A.

PHANTOM UNIT AWARD AGREEMENT
AMENDMENT

WHEREAS, pursuant to that certain Phantom Unit Award Agreement (the “Agreement”) between LyondellBasell Industries AF S.C.A., a Luxembourg company (the “Company”) and  Morris Gelb (the “Executive”) effective as of April 1, 2008, the Company granted and Executive accepted an award of Phantom Units (the “Award”);  and

WHEREAS, the Company and the Executive now desire to amend the Agreement to provide that Executive’s Award shall be subject to the terms and conditions of the LyondellBasell Industries AF S.C.A. Long-Term Incentive Plan, as established effective as of April 1, 2008 (the “LTIP”);

NOW, THEREFORE, effective as of September 23, 2008, the Company and the Executive agree to amend the Agreement as follows:

1.	The last sentence of Section 3(b) is deleted and replaced with the following sentence:

“The Company and the Executive affirm and agree that the Executive is a participant in the LTIP and that the Award and this Award Agreement are subject to the terms and conditions of the LTIP; provided, however, that in the event of any conflict between the LTIP and the express terms of this Award Agreement, the terms of this Award Agreement shall be controlling.”

2.	Section 3 is further amended by including a new subsection (d), as follows:

“Notwithstanding any provision of this Agreement to the contrary, if upon the Executive’s termination of employment during the term of this Agreement, the Executive is providing services to “a corporation any stock in which is publicly traded on an established securities market or otherwise” within the meaning of Section 409A(2)(B)(i) of the Code, then this Section 4(d) shall apply.  If the Executive is identified by the Plan Administrator as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which he has a separation from service (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, then any payment to which he may become entitled in satisfaction of his vested Phantom Units under the terms of this Plan shall not take place prior to the earlier of (i) the first business day following the expiration of six months from the date of such separation from service, (ii) the date of Executive’s death or (iii) such other date as complies with the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement this 20th day of October, 2008.

LYONDELLBASELL INDUSTRIES, AF S.C.A.
/s/ C. Bart de Jong
C. Bart De Jong
Senior Vice President, Human Resources

/s/ Morris Gelb
Morris Gelb